Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

AGI Inc

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common share reserved for issuance under the AGI Inc 2026 Omnibus Incentive Plan	(1)	Other	9,775,805	$7.39	$72,243,198.95	0.0001381	$9,976.79

Total Offering Amounts:						$72,243,198.95		9,976.79
Total Fee Offsets:								0.00
Net Fee Due:								$9,976.79

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Offering Note(s)

(1)	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of Class A common share that become issuable under the AGI Inc 2026 Omnibus Incentive Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of Class A common shares as reported on the New York Stock Exchange on April 23, 2026.

(3) Rounded up to the nearest cent.